FOURTH AMENDMENT

to the

MOOG INC. RETIREMENT SAVINGS PLAN

(Restatement Effective October 1, 2016)

WHEREAS, pursuant to Section 10.1 of the Moog Inc. Retirement Savings Plan (the "Plan"), Moog Inc. (the "Corporation") reserved the right to amend the Plan; and

WHEREAS, the Corporation wishes to make certain Plan amendments that implement a 2018 discretionary nonelective contribution for certain eligible Plan participants.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. ***Effective October 1, 2018, Section 2.1 is hereby amended by adding the following new subsection (d) at the end thereof:***

(d) Subject to the provisions of Section 3.19, for purposes of determining eligibility to receive a 2018 Discretionary Nonelective Contribution, an Eligible Employee will become a Participant the first Entry Date after he or she commences employment with the Company.

2. ***Effective January 1, 2019, the first sentence of Section 3.1(h)(5) is hereby amended to read as follows:***

Except as otherwise provided, PTO Payout Deferrals made pursuant to an Affirmative PTO Election, including those PTO Payout Deferrals that are designated as Catch-up Contributions, will be allocated to the Participant's Savings Account.

3. ***Effective October 1, 2018, Section 3.9(d) is hereby amended by adding the following new paragraph (6) at the end thereof:***

(6) From the Participant's 2018 Discretionary Nonelective Contribution Account.

4. ***Effective October 1, 2018, Article 3 is hereby amended by adding the following new Section 3.19 at the end thereof:***

Section 3.19 2018 Discretionary Nonelective Contributions.

(a) In General. For the Plan Year beginning on October 1, 2018 (the "2018 Plan Year"), the Company may contribute to the Plan for each 2018 Qualified Participant a uniform dollar amount determined in the sole discretion of the Company (the "2018 Discretionary Nonelective Contribution"), which will be

allocated and invested in accordance with the terms of the Plan. The 2018 Discretionary Nonelective Contributions will be made in a nondiscriminatory fashion on a date during the 2018 Plan Year determined in the sole discretion of the Company. In any event, the 2018 Discretionary Nonelective Contributions will not be made later than the time prescribed by law for filing the annual federal tax return of the Company (including any extensions that have been granted for the filing of the return).

(b) Allocation of 2018 Discretionary Nonelective Contributions. The Plan Administrator will establish and maintain, as a permanent accounting record under the Plan, a "2018 Discretionary Nonelective Contribution Account" in the name of each 2018 Qualified Participant. As soon as practicable after the date on which the 2018 Discretionary Nonelective Contributions are remitted to the Plan trustee, but in any event not later than the last day of the 2018 Plan Year, the Plan Administrator will allocate to the 2018 Discretionary Nonelective Contribution Account of each 2018 Qualified Participant an amount equal to the 2018 Qualified Participant's 2018 Discretionary Nonelective Contribution as determined in accordance with Section 3.19(a).

(c) 2018 Qualified Participant. For purposes of the 2018 Discretionary Nonelective Contribution, a "2018 Qualified Participant" is a Participant who:

(1) Commenced employment with the Company on or before September 1, 2018;

(2) Performed at least one Hour of Service in the 2018 Plan Year;

(3) Was employed by the Company on December 19, 2018; and

(4) Was not eligible to participate in the Moog Inc. Management Short Term Incentive Plan.

(d) Investment of 2018 Discretionary Nonelective Contributions. 2018 Discretionary Nonelective Contributions will be initially invested, when made, in Company Stock. However, those 2018 Discretionary Nonelective Contributions may be invested at any time pursuant to the Participant's instructions in accordance with the provisions of Section 7.6(c). If a 2018 Qualified Participant fails to provide instructions for the investment of his or her 2018 Discretionary Nonelective Contribution Account, that Account will continue to be invested in Company Stock.

5. Effective October 1, 2018, the first sentence of Section 4.1(c) is hereby amended to read as follows:

A Participant at all times is fully vested in, and has a 100% nonforfeitable right to, his or her Savings Account, ESOP Matching Contribution Account, 401(k) Matching Contribution Account, ESOP Contribution Account, Roth Savings Account, Roth Catch-Up Contribution Account, and 2018 Discretionary Nonelective Contribution Account.

6. Effective October 1, 2018, the second sentence of the first paragraph of Section 5.3 is hereby amended to read as follows:

However, the Administrative Committee, in its sole discretion, may direct distribution of a Participant's ESOP, Matching, Retirement, and/or 2018 Discretionary Nonelective Contribution Accounts in whole shares of Company Stock and cash in lieu of fractional shares.

7. Effective October 1, 2018, the last sentence of Section 5.14(a) is hereby amended to read as follows:

In any event, a Participant may not obtain a loan from amounts allocated to his or her 401(k) Matching Contribution Account, ESOP Matching Contribution Account, Retirement Contribution Account, and 2018 Discretionary Nonelective Contribution Account.

8. Effective October 1, 2018, Section 5.14(c)(2) is hereby amended to read as follows:

(2) One-half of the present value of the Participant's nonforfeitable accrued benefit under the Plan, determined without taking into consideration the Participant's vested interest in his or her 401(k) Matching Contribution Account, ESOP Matching Contribution Account, Retirement Contribution Account, and 2018 Discretionary Nonelective Contribution Account.

****

To the extent that any provisions of this Amendment are inconsistent with existing Plan provisions, this Amendment will supersede the Plan. In all other respects, the Plan remains unchanged.

Dated: 12/20/18

MOOG INC.

By: [signature]

031407.00096 Business 17897317v1